Exhibit 99.2

Pace plc: Extract from UK announcement of interim results for the six months ended 30 June 2015 and unaudited condensed consolidated interim financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board

Business Review

Key highlights in the period

Pace is continuing to become a more profitable business with a broader product mix and continued strong cash flow generation. As expected, revenue in H1 2015 decreased by 5.3% ($1,078.6m vs $1,138.9m in H1 2014) as challenging economic conditions, the strength of the US Dollar and industry consolidation reduced demand in a number of regions. Operating margin in the period increased from 9.3% to 10.9% reflecting a more favourable product mix, improving supply chain effectiveness and lower operating costs. The cash flow performance of Pace remains strong with $93.9m of free cash flow generated in the period, 79.6% of adjusted EBITA, and net debt was reduced by 97.5% to $2.3m.

Strategic plan

Pace continues to evolve and deliver against the Strategic Plan and goals originally laid out in 2011. We are pleased to report that good progress has been made against these goals in H1 2015 and we are confident of further progress in H2 2015 and beyond.

Continue to transform core economics

In the period, further progress has been made in improving the efficiency and effectiveness of the business. As the major initiatives which commenced in late 2011 continue to deliver tangible benefits, a cost-focussed discipline and high level of accountability is now ingrained across Pace.

•	Continued focus on operating efficiency has enabled Pace to reduce underlying operating costs (excluding IAS 38[1] adjustments) by 11.6% ($17.9m) whilst continuing to further invest in growth opportunities.

•	Net debt was reduced by 97.5% to $2.3m and Pace expects to be in a net cash position in 2015.

Maintain PayTV hardware leadership

In-line with expectations, PayTV CPE revenue decreased 12.1% (H1 2014: 23.2% decrease) to $853.6m (H1 2014: $971.0m) reflecting reduced demand across a number of customers and regions. PayTV CPE revenue is expected to increase in most regions in H2 2015 due to new product launches and increased demand for existing products from key customers.

•	Liberty Global has launched its advanced Horizon TV user interface experience based on Pace developed STBs at UPC Czech Republic – this solution has already been deployed at UPC Poland.

•	Building on Pace’s global partnership with TiVo that was announced in H1 2012, RCN in the US has selected Pace hardware to power their TiVo software solution.

•	Pace High Definition STBs are now being deployed by Sky Italia, via their partnership with Telecom Italia, as part of their Internet Protocol TV (“IPTV”) offering. Telecom Italia is the largest Telecoms operator in Italy.

•	Pace’s recently launched advanced DOCSIS 3.0 Cable Gateways have been selected by Service Electric Cable in the US, and are in trials with a number of operators with further launches expected in H2 2015.

Widening out

In the period, Pace achieved a 34.0% increase in non-CPE revenue (H1 2014: 213.8% increase, following the acquisition of Aurora Networks) to $225.0m (H1 2014: $167.9m) driven by the strong performance of Pace Networks, especially in Latin America. Notable developments in the period include the following:

•	Strong demand for network products has continued from H2 2014 reflecting cable operators’ need for increased bandwidth and Pace’s product set being an efficient way to upgrade network infrastructure.

[1]	IAS 38 adjustments are the net of capitalised and amortised development costs under IAS 38 – Intangible Assets.

•	Increased demand for Pace’s next generation software products; Elements and ECO Service Management led to revenue growth which was offset by a reduction in revenue from customer care and legacy software and services contracts.

•	The Elements Software Platform (including Titanium Conditional Access) is now deployed on over 10 million devices, a 26% increase in the last twelve months.

•	Emerging Markets Communications (EMC) is a global satellite and terrestrial communications company specialising in delivering mission-critical, managed, network services for the global energy industry, mobile network operators, carriers, governments, NGOs, Maritime, Aeronautical and worldwide enterprises with locations in remote areas of the world, and has selected Pace to provide an integrated solution consisting of Pace Elements software and Pace hardware.

•	The ECO Service Management Platform is now managing nearly 36 million devices, a 7% increase in the last twelve months and was recently deployed by Cincinnati Bell, a leading local exchange and wireless provider in the US. In addition, Foxtel, the leading Subscription television provider in Australia will deploy ECO Monitor, Pace’s service quality monitoring solution, live in August 2015. This will be the first deployment of this solution in the world.

Business performance

Product type revenue split

	H1 2015 $m	H1 2014 $m	FY 2014 $m
STB and Media Servers	748.4	893.9	2,003.5
Gateways	105.2	77.1	239.7
Software and Services	51.9	54.4	112.2
Networks	173.1	113.5	264.6

Total	1,078.6	1,138.9	2,620.0

The split in revenue across the various product categories is as follows: 69.4% STB and Media Servers (H1 2014: 78.4%), 9.8% Gateways (H1 2014: 6.8%), 4.8% Software and Services (H1 2014: 4.8%) and Networks 16.0% (H1 2014: 10.0%).

The 16.3% decrease in STB and Media Server revenue was expected due to weaker trading conditions in Latin America and Europe and reduced demand following a strong H2 2014. STB and Media Server revenue is expected to increase in H2 2015 due to customer specific new product launches and growing demand for existing products.

Revenue from Gateway products increased by 36.4% vs H1 2014 reflecting the demand for a number of next generation Gateway products launched mid-2014. Gateway revenues are expected to increase further in H2 2015 as customer demand for these new products continues to grow.

Revenue from Software and Services was down 4.6% vs H1 2014, as growth in Pace’s next generation Elements and ECO Software products was offset by a reduction in revenue from Customer Care and legacy software and service contracts. Growth in H2 2015 is expected as key software projects are launched and Customer Care volumes increase.

Networks revenue in the period was up 52.5% vs H1 2014 with strong demand especially in Latin America.

Regional revenue split

	H1 2015 $m	H1 2014 $m	FY 2014 $m
North America	704.9	699.0	1,635.6
Latin America	155.9	185.8	373.2
Europe	100.8	117.1	291.2
Rest of World[2]	117.0	137.0	320.0

Total	1,078.6	1,138.9	2,620.0

The PayTV and broadband service provider industries which Pace serves continue to remain strong; global digital PayTV revenue and subscribers are at record levels and a Compound Annual Growth Rate (“CAGR”) of 6.2%3 for revenue and 6.4%3 for subscribers is expected between 2014 and 2019.

Pace continues to have a globally diverse customer base and strong customer relationships from which to develop the business: in H1 2015 revenues split: 65.4% North America (H1 2014: 61.4%), 14.5% Latin America (H1 2014: 16.3%), 9.3% Europe (H1 2014: 10.3%), and Rest of World 10.8% (H1 2014: 12.0%).

Revenues in North America were up 0.8% at $704.9m in H1 2015 (H1 2014: $699.0m) as growth in Gateways offset a small reduction in STB and Media Servers following a strong H2 2014. We are confident that Pace will achieve strong revenue growth in North America in H2 2015 from this period due to new product launches and increasing demand for existing products with major customers.

In Latin America, revenue reduced 16.1% to $155.9m (H1 2014: $185.8m) due to challenging economic conditions and the strength of the US Dollar against local currencies leading to reduced demand. The Group remains confident that Pace is strategically well positioned with key customers in the region and in the mid-term Latin America offers opportunities for continuing strong revenues and profitability.

Revenues in Europe were down by 13.9% to $100.8m (H1 2014: $117.1m). The decrease was mainly due to challenging economic conditions in certain countries and the effects of operator consolidation leading to reduced demand, however modest growth is expected in this region in H2 2015 from this period.

Revenues in Rest of World decreased 14.6% to $117.0m (H1 2014: $137.0m). This decrease reflects reduced demand from a number of major customers following a strong H2 2014. We expect that demand will increase and strong revenue growth is expected in this region in H2 2015 from this period.

[2]	Rest of the World is Asia Pacific, Middle East & Africa
[3]	IHS Television Intelligence Service July 2015.

Financial Review

Group trading results

	H1 2015 $m	H1 2014 $m	FY2014 $m
Revenue	1,078.6	1,138.9	2,620.0
Gross profit	250.7	245.8	532.5
Gross margin %	23.2%	21.6%	20.3%
Adjusted administrative expenses*	(132.7)	(139.5)	(291.4)
Adjusted EBITA*	118.0	106.3	241.1
Operating margin**	10.9%	9.3%	9.2%
Exceptional costs	(5.0)	(3.5)	(7.3)
Amortisation of other intangible assets	(24.3)	(27.7)	(52.9)
Net finance expense	(3.6)	(3.1)	(5.2)
Profit before tax	85.1	72.0	175.7
Tax credit / (charge)	0.3	(16.6)	(27.7)
Profit after tax	85.4	55.4	148.0

*	Pre-exceptional costs and amortisation of other intangible assets. For a reconciliation of adjusted administrative expenses, see below under “Reconciliation of adjusted administrative expenses and underlying operating costs.”
**	Operating margin is adjusted EBITA margin.

Group Revenue of $1,078.6m (H1 2014: $1,138.9m) decreased by 5.3%, in-line with expectations, as challenging economic conditions in certain countries, the strength of the US Dollar and industry consolidation reduced demand in a number of regions, particularly in the STB and Media Servers product segment.

In the period, Pace had three customers which individually account for more than 10% of the Group’s total revenue. Together these account for 53.5% of the Group’s total revenue (H1 2014: 42.7%).

Gross profit was up 2.0% at $250.7m (H1 2014: $245.8m). Gross margin percentage during the period was 23.2%, an increase of 1.6ppt on H1 2014, reflecting improved product mix and supply chain efficiencies. Gross margins are expected to be lower in H2 2015 as the product mix shifts more towards CPE.

Reconciliation of adjusted administrative expenses and underlying operating costs

	H1 2015 $m	H1 2014 $m	FY2014 $m
Total administrative expenses	162.0	170.7	351.6
Exceptional costs	(5.0)	(3.5)	(7.3)
Amortisation of other intangible assets	(24.3)	(27.7)	(52.9)
Adjusted administrative expenses	132.7	139.5	291.4
IAS 38 credit / charge:
Capitalisation	27.3	34.1	66.2
Amortisation	(24.0)	(19.7)	(45.4)
Underlying operating costs	136.0	153.9	312.2

Adjusted administrative expenses decreased by $6.8m (4.9%) to $132.7m (H1 2014: $139.5m). Underlying operating costs, excluding the impact of IAS 38 accounting adjustments, decreased by $17.9m (11.6%) to $136.0m (H1 2014: $153.9m) reflecting the annualised run-rate savings of synergies from the Networks Strategic Business Unit (“SBU”) integration and further efficiencies across the business.

The IAS 38 net credit in H1 2015 was $3.3m ($27.3m of development expenditure was capitalised and $24.0m amortised) reflecting the full period run-rate of the Networks SBU and the development activity ahead of product launches at the end of the half and in H2 2015.

Adjusted EBITA was $118.0m (H1 2014: $106.3m); an operating margin of 10.9% against 9.3% in H1 2014 due to improved product mix, supply chain efficiencies and reduced operating costs. Operating margins are expected to be lower in H2 2015 as the product mix shifts more towards CPE.

Exceptional costs of $5.0m (H1 2014: $3.5m) relate to the transaction costs incurred in the proposed combination with ARRIS ($2.8m), restructuring costs across the business ($1.3m) and aborted acquisition costs ($0.9m).

Amortisation of other intangible assets, reflecting the charge for intangible assets related to acquisitions made in both 2010 and 2014, was $24.3m (H1 2014: $27.7m).

Segmental analysis

The Group operates through SBUs. Pace Americas, Pace International and Pace Networks are deemed by the Board to represent operating segments under IFRS 8, with revenues and adjusted EBITA as follows:

	H1 2015 $m	H1 2014 $m	FY 2014 $m
Revenue
Pace Americas	638.2	675.7	1,561.6
Pace International	267.3	348.2	793.8
Pace Networks	173.1	115.0	264.6
Other	—	—	—

Total revenue	1,078.6	1,138.9	2,620.0

Adjusted EBITA
Pace Americas	74.1	62.6	150.2
Pace International	24.7	49.0	88.3
Pace Networks	45.3	16.2	47.4
Other	(26.1)	(21.5)	(44.8)

Total adjusted EBITA	118.0	106.3	241.1

Movements in revenue are described below. Although not wholly consistent, revenues from STB and Media Servers, Gateways and Software and Services in North America belong primarily to the Americas SBU, in Europe and Rest of World belong largely to the International SBU, and in Latin America belong to both the Americas and International SBUs. All revenue from Network products belong to the Networks SBU.

H1 2015 revenue was split across the business units as follows; Americas 59.2% (H1 2014: 59.3%), International 24.8% (H1 2014: 30.6%), Networks 16.0% (H1 2014: 10.1%) and Other 0.0% (H1 2014: 0.0%).

Pace Americas’ revenue decreased by $37.5m (5.5%), adjusted EBITA increased by $11.5m (18.4%) and operating margin increased to 11.6% compared to H1 2014 at 9.3%. Pace International revenues decreased by $80.9m (23.2%) compared to H1 2014 and adjusted EBITA decreased by $24.3m (49.6%) and operating margin decreased from 14.1% to 9.2%. Pace Networks revenue increased by $58.1m (50.5%) to $173.1m (H1 2014: $115.0m), adjusted EBITA increased by $29.1m (179.6%) to $45.3m (H1 2014: $16.2m) and operating margin increased from 14.1% to 26.2%.

Other amounts include unallocated central costs that are not classified as reportable segments under IFRS 8. The loss in Other, primarily Corporate costs, increased by 21.4% to $26.1m (H1 2014: loss of $21.5m).

Finance costs

Net financing costs of $3.6m (H1 2014: $3.1m) reflect lower interest received due to a different geographical spread of cash balances.

Profit before tax

Profit before tax was $85.1m (H1 2014: $72.0m); an increase of $13.1m (18.2%) on H1 2014.

Taxation

The tax credit of $0.3m (H1 2014: $16.6m charge) reflects one-off prior year adjustments reducing the tax charge by $18.8m. These adjustments resulted from both the release of tax provisions following the closure of previously uncertain prior year tax positions and also the recognition of prior year tax assets relating to a range of items, the largest of which is research and development tax credits now expected to be claimed. Excluding these one-off factors, the underlying tax charge was $18.5m (H1 2014: $16.6m) resulting from an annual effective tax rate of 21.7% (H1 2014: 23.0%). The cash cost of corporate tax was $12.1m (H1 2014: $2.8m), 14.2% of profit before tax (H1 2014: 3.9%).

Profit after tax

Profit after tax was $85.4m (H1 2014: $55.4m); an increase of $30.0m (54.2%) on H1 2014.

Earnings per share

To better reflect underlying performance, adjusted earnings per share is also calculated. This is calculated as profit after tax adjusted to exclude the post-tax impact of exceptional costs and amortisation of other intangibles, and the adjustment to the current tax charge in respect of prior periods, as below:

	H1 2015	H1 2014	FY2014
Adjusted basic earnings per ordinary share (cents)	28.4	25.5	63.6
Adjusted diluted earnings per ordinary share (cents)	27.5	24.4	61.2

Within the adjusted earnings per ordinary share calculations, the earnings amount is calculated as follows:

	H1 2015 $m	H1 2014 $m	FY2014 $m
Profit after tax	85.4	55.4	148.0
Amortisation of other intangible assets	24.3	27.7	52.9
Tax effect of above	(5.3)	(6.4)	(8.4)
Exceptional costs	5.0	3.5	7.3
Tax effect of above	(1.1)	(0.8)	(1.2)
Adjustment to current tax charge in respect of prior periods	(18.8)	—	—
Adjusted profit after tax	89.5	79.4	198.6

The Group’s annual effective tax rate of 21.7% (30 June 2014: 23.0%) has been used to calculate the tax effect of adjusted items.

Basic EPS was 27.1c (H1 2014: 17.8c), an increase of 52.2%. Adjusted basic EPS, which removes the tax affected impact of the exceptional costs and the amortisation of other intangible assets and the one-off benefits of prior year tax adjustments to reflect underlying performance, was 28.4c (H1 2014: 25.5c), an increase of 11.4%.

Balance sheet

Intangible development expenditure assets increased by $2.8m (H1 2014: $14.9m increase) in the period to $87.8m (31 December 2014: $85.0m), reflecting the full period run-rate of IAS 38 adoption in the Networks SBU. Development expenditure of $27.3m (H1 2014: $34.3m) was offset by amortisation of $24.0m (H1 2014: $19.4m) and a $0.5m reduction due to exchange adjustments (H1 2014: $nil).

Tangible fixed assets decreased by $5.4m in the period as capital expenditure of $9.2m (H1 2014: $12.5m) was offset by a depreciation charge of $13.5m (H1 2014: $14.4m) and a $1.1m reduction due to exchange adjustments (H1 2014: nil).

Working capital

In the period working capital4 decreased by $11.1m (7.8%) to $131.4m (as at December 31 2014: $142.5m).

Inventory increased by $69.6m (41.4%) to $237.6m during the period reflecting the build up to meet the expected increased volume in H2 2015. Average stock turn in the period was 2.8 times against 3.7 times in H1 2014 as the inventory build commenced earlier than in the comparative period.

Debtor days were 68 days at the end of the half compared with 66 days at 31 December 2014 and 59 days at 30 June 2014, reflecting customer mix and slow payments by a number of customers.

Creditor days increased to 99 days at the end of the half compared with 90 days at both 31 December 2014 and 30 June 2014, as terms were aligned with Pace’s EMS partners to match our inventory build profile.

Debt

In the period net debt (borrowings less cash and cash equivalents) reduced by $90.8m (97.5%) from $93.1m to $2.3m and the Group expects to be in a net cash position in 2015.

A key target for the Group is to maintain an appropriate balance sheet leverage (calculated as net debt divided by adjusted EBITDA over the preceding 12 months) to provide a strong foundation and the flexibility for Pace to progress its strategic options. At 30 June 2015 the net debt / LTM adjusted EBITDA ratio was 0.01x, well within the 2.0x net debt to EBITDA ratio target set as an appropriate and efficient capital structure for Pace.

[4]	Excluding accrued dividend within trade and other payables of $15.1m at 30 June 2015 (nil at 31 December 2014).

Liquidity and cash flows

	H1 2015 $m	H1 2014 $m	FY2014 $m
Cash generated from operations	145.4	140.8	291.6
Tax paid	(12.1)	(2.8)	(11.5)
Purchase of property, plant and equipment	(9.2)	(12.5)	(26.0)
Development expenditure	(27.3)	(34.3)	(66.2)
Net interest paid	(2.9)	(2.0)	(3.6)
Other acquisition related cash flows	—	19.7	19.7
Free cash flow	93.9	108.9	204.0

A key performance measure for the Group is free cash flow, which was $93.9m (H1 2014: $108.9m) and represented 79.6% of adjusted EBITA (H1 2014: 102.4%). Cash outflows from interest payable net of interest received were $2.9m (H1 2014: $2.0m). Cash spent on exceptional costs was $3.0m (H1 2014: $4.1m) and the net cash cost of tax was $12.1m (H1 2014: $2.8m).

Foreign currency

In the period approximately 81.3% of the Group’s revenues were denominated in US Dollar (H1 2014: 76.9%), 8.0% in Brazilian Real (H1 2014: 13.1%), 7.1% in Euro (H1 2014: 6.4%), 3.1% in South African Rand (H1 2014: 2.7%), 0.4% in Australian Dollar (H1 2014: 0.4%) and 0.1% in Sterling (H1 2014: 0.5%).

The impact of non-US Dollar revenues, costs and overheads continues to be addressed through Pace’s foreign exchange hedging strategy. The group is largely hedged for the remainder of 2015 through a series of forward contracts.

Risks and Uncertainties

Save as referred to above, the principal risks and uncertainties facing the Group have not changed from those set out in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pace” in the proxy statement/prospectus filed by ARRIS International plc on September 15, 2015. The risks and uncertainties related to: customers and markets, suppliers, royalties, currency, innovation, product liability claims, natural disasters, and IT systems and security. The full Annual Report and Accounts are available at www.pace.com.

Dividend

In view of the proposed combination with ARRIS, the Board does not intend to recommend the payment of any further dividends at this time.

Unaudited Condensed Consolidated Interim Income Statement

for the six months ended 30 June 2015

	Notes	6 months ended 30 June 2015 $m	6 months ended 30 June 2014 $m	Year ended 31 December 2014 $m

Revenue	2	1,078.6	1,138.9	2,620.0
Cost of sales		(827.9)	(893.1)	(2,087.5)

Gross profit		250.7	245.8	532.5

Administrative expenses:
Research and development expenditure		(41.7)	(46.4)	(83.7)
Amortisation of development expenditure		(24.0)	(19.4)	(45.4)
Other administrative expenses
Before exceptional costs		(67.0)	(73.7)	(162.3)
Exceptional costs	4	(5.0)	(3.5)	(7.3)
Amortisation of other intangible assets		(24.3)	(27.7)	(52.9)

Total administrative expenses		(162.0)	(170.7)	(351.6)

Operating profit		88.7	75.1	180.9
Finance income – interest receivable		0.4	1.1	2.5
Finance expenses – interest payable		(4.0)	(4.2)	(7.7)

Profit before tax		85.1	72.0	175.7
Tax credit / (charge)	3	0.3	(16.6)	(27.7)

Profit for the period	2	85.4	55.4	148.0

Profit attributable to:
Equity holders of the Company		85.4	55.4	148.0

Basic earnings per ordinary share (cents)	5	27.1	17.8	47.4
Diluted earnings per ordinary share (cents)	5	26.3	17.0	45.6

Unaudited Condensed Consolidated Interim Statement of Comprehensive Income

for the six months ended 30 June 2015

	6 months ended 30 June 2015 $m	6 months ended 30 June 2014 $m	Year ended 31 December 2014 $m
Profit for the period	85.4	55.4	148.0
Other comprehensive income:
Items that are or may be subsequently reclassified to profit or loss:
Exchange differences on translation of foreign operations	(13.9)	6.4	(19.7)
Net change in fair value of cash flow hedges transferred to profit or loss, gross of tax	(8.6)	1.5	2.3
Deferred tax adjustment on above	1.9	(0.3)	(0.4)
Effective portion of changes in fair value of cash flow hedges, gross of tax	3.8	(0.1)	2.7
Deferred tax adjustment on above	(0.8)	—	(0.4)

Other comprehensive income for the period, net of tax	(17.6)	7.5	(15.5)

Total comprehensive income for the period	67.8	62.9	132.5

Attributable to:
Equity holders of the Company	67.8	62.9	132.5

Unaudited Condensed Consolidated Interim Balance Sheet

at 30 June 2015

	Notes	30 June 2015 $m	30 June 2014 $m	31 December 2014 $m

ASSETS
Non-Current Assets
Property, plant and equipment		57.8	65.0	63.2
Intangible assets – goodwill	6	464.8	489.4	471.1
Intangible assets – other intangibles	6	184.2	233.4	208.2
Intangible assets – development expenditure	6	87.8	79.3	85.0
Deferred tax assets		27.5	42.9	31.2

Total Non-Current Assets		822.1	910.0	858.7

Current Assets
Inventories	7	237.6	166.3	168.0
Trade and other receivables	8	582.8	549.4	909.1
Cash and cash equivalents		254.2	122.4	182.1
Current tax assets		6.1	4.2	4.3

Total Current Assets		1,080.7	842.3	1,263.5

Total Assets		1,902.8	1,752.3	2,122.2

EQUITY
Issued capital		29.5	29.1	29.1
Share premium		86.6	84.6	85.1
Merger reserve		109.9	109.9	109.9
Hedging reserve		0.3	0.9	4.0
Translation reserve		(93.2)	(53.2)	(79.3)
Retained earnings		595.6	430.6	518.3

Total Equity		728.7	601.9	667.1

LIABILITIES
Non-Current Liabilities
Deferred tax liabilities		83.9	96.4	89.7
Provisions	11	85.6	83.7	100.6
Borrowings	12	215.1	256.7	237.8

Total Non-Current Liabilities		384.6	436.8	428.1

Current Liabilities
Trade and other payables	9	704.1	615.5	934.6
Current tax liabilities		10.7	30.9	23.5
Provisions	11	33.3	33.9	31.5
Borrowings	12	41.4	33.3	37.4

Total Current Liabilities		789.5	713.6	1,027.0

Total Liabilities		1,174.1	1,150.4	1,455.1

Total Equity and Liabilities		1,902.8	1,752.3	2,122.2

Unaudited Condensed Consolidated Interim Statement of Changes in Shareholders’ Equity

for the six months ended 30 June 2015

	Share capital $m	Share premium $m	Merger reserve $m	Hedging Reserve $m	Translation reserve $m	Retained earnings $m	Total equity $m

Balance at January 2014	29.0	83.7	109.9	(0.2)	(59.6)	384.2	547.0
Profit for the period	—	—	—	—	—	55.4	55.4
Other comprehensive income	—	—	—	1.1	6.4	—	7.5

Total comprehensive income for the period ended June 2014	—	—	—	1.1	6.4	55.4	62.9
Transactions with owners:
Dividends to equity shareholders	—	—	—	—	—	(11.7)	(11.7)
Employee share incentive charges	—	—	—	—	—	2.7	2.7
Issue of shares	0.1	0.9	—	—	—	—	1.0

Balance at June 2014	29.1	84.6	109.9	0.9	(53.2)	430.6	601.9
Profit for the period	—	—	—	—	—	92.6	92.6
Other comprehensive income	—	—	—	3.1	(26.1)	—	(23.0)

Total comprehensive income for the period ended December 2014	—	—	—	3.1	(26.1)	92.6	69.6
Transactions with owners:
Dividends to equity shareholders	—	—	—	—	—	(7.0)	(7.0)
Employee share incentive charges	—	—	—	—	—	3.8	3.8
Issue of shares	—	0.5	—	—	—	—	0.5
Purchase of own shares by employee benefit trust	—	—	—	—	—	(1.7)	(1.7)

Balance at December 2014	29.1	85.1	109.9	4.0	(79.3)	518.3	667.1
Profit for the period	—	—	—	—	—	85.4	85.4
Other comprehensive income	—	—	—	(3.7)	(13.9)	—	(17.6)

Total comprehensive income for the period ended June 2015	—	—	—	(3.7)	(13.9)	85.4	67.8
Transactions with owners:
Dividends to equity shareholders	—	—	—	—	—	(15.1)	(15.1)
Employee share incentive charges	—	—	—	—	—	5.0	5.0
Tax credit relating to share option schemes	—	—	—	—	—	2.0	2.0
Issue of shares	0.4	1.5	—	—	—	—	1.9

Balance at June 2015	29.5	86.6	109.9	0.3	(93.2)	595.6	728.7

Unaudited Condensed Consolidated Interim Statement of Cash Flows

for the six months ended 30 June 2015

	6 months ended 30 June 2015 $m	6 months ended 30 June 2014 $m	Year ended 31 December 2014 $m

Cash flows from operating activities
Profit before tax	85.1	72.0	175.7
Adjustments for:
Share based payments charge	5.0	2.7	6.5
Depreciation of property, plant and equipment	13.5	14.4	29.0
Amortisation of development expenditure	24.0	19.4	45.4
Amortisation of other intangible assets	24.3	27.7	52.9
Loss on sale of property, plant and equipment	—	—	0.1
Net finance expense	3.6	3.1	5.2
Movement in trade and other receivables	301.6	(18.6)	(383.4)
Movement in trade and other payables	(231.8)	1.9	329.2
Movement in inventories	(75.3)	33.4	31.7
Movement in provisions	(4.6)	(15.2)	(0.7)

Cash generated from operations	145.4	140.8	291.6

Interest paid	(3.3)	(3.1)	(6.1)
Tax paid	(12.1)	(2.8)	(11.5)

Net cash generated from operating activities	130.0	134.9	274.0

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired	(4.3)	(295.3)	(295.3)
Purchase of property, plant and equipment	(9.2)	(12.5)	(26.0)
Development expenditure	(27.3)	(34.3)	(66.2)
Interest received	0.4	1.1	2.5

Net cash used in investing activities	(40.4)	(341.0)	(385.0)

Cash flows from financing activities
Proceeds from external borrowings	—	310.0	310.0
Repayment of external borrowings	(19.4)	(15.5)	(31.0)
Proceeds from issue of share capital	1.9	1.0	1.5
Dividend paid	—	—	(18.7)
Purchase of own shares by employee benefit trust	—	—	(1.7)

Net cash (used in) / generated from financing activities	(17.5)	295.5	260.1

Net change in cash and cash equivalents	72.1	89.4	149.1
Cash and cash equivalents at the start of the period	182.1	33.0	33.0

Cash and cash equivalents at the end of the period	254.2	122.4	182.1

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

for the six months ended 30 June 2015

1.	BASIS OF PREPARATION AND GENERAL INFORMATION

General information

Pace plc (the ‘Company’) is a limited liability company incorporated and domiciled in the UK. The address of its registered office is Victoria Road, Saltaire, BD18 3LF.

The Company is listed on the London Stock Exchange.

The condensed consolidated interim financial statements for the six months ended 30 June 2015 comprise the Company and its subsidiaries (together referred to as the ‘Group’).

These condensed consolidated interim financial statements were approved for issue by the Board of directors of Pace plc on 18 August 2015.

Basis of preparation

This consolidated interim financial information for the six months ended 30 June 2015 has been rounded to the nearest one hundred thousand U.S. dollars and been prepared and approved by the Directors in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (‘IASB’).

The consolidated interim financial information does not comprise statutory accounts within the meaning of section 434 of the Companies Act 2006. The comparative figures for the financial year ended 31 December 2014 are not the Company’s statutory accounts for that financial year. Those accounts have been reported on by the Company’s auditor and delivered to the registrar of companies. The report of the auditor was (i) unqualified, (ii) did not include a reference to any matters to which the auditor drew attention by way of emphasis without qualifying their report, and (iii) did not contain a statement under section 498 (2) or (3) of the Companies Act 2006.

The Board’s assessment of the Group’s ability to continue as a going concern has taken into account the effect of the current economic climate, current market position and the level of borrowings in the year. The principal risks that the Group is challenged with, and which have not changed at 30 June 2015, are set out in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pace” in the proxy statement/prospectus filed by ARRIS International plc on September 15, 2015 with how the directors intend to mitigate those risks.

The Group has prepared a financial and working capital forecast based upon trading assumptions and other short-term and medium-term plans. The Group has sensitised these plans for a number of potential scenarios, including working capital management and revenue reduction, and has concluded that the Group will continue to meet its financial performance covenants and will have adequate working capital available to continue in operational existence for the foreseeable future.

This consolidated interim financial information has not been audited.

Significant judgements, key assumptions and estimation uncertainty

The preparation of interim statements requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Key sources of estimation uncertainty and critical accounting judgements are as follows:

Warranty provisions

Pace provides product warranties for its products. Although it is difficult to make accurate predictions of potential failure rates or the possibility of an epidemic failure, as a warranty estimate must be calculated at the outset of a product before field deployment data is available, these estimates improve during the lifetime of the product in the field.

A provision for warranties is recognised when the underlying products are sold. The provision is based on historical warranty data and a weighting of all possible outcomes against their associated probabilities. The level of warranty provision required is reviewed on a product by product basis and provisions adjusted accordingly in light of actual performance.

Royalty provisions

Pace’s products incorporate third party technology, usually under licence. Inadvertent actions may expose Pace to the risk of infringing third party intellectual property rights. Potential claims can still be submitted many years after a product has been deployed. Any such claims are always vigorously defended.

Provisions for royalty claims are recognised when it is considered more likely than not that an outflow of economic resources will be required to settle a claim that has resulted from the sale of a product allegedly using technology of a patent owner, and the amount of the outflow can be reliably measured. The directors have made provision for the potential royalty payable based on the latest information available, which represents the best estimate of the expenditure required to settle the present obligation. Having taken legal advice, the Board considers that there are defences available that should mitigate the amounts being sought. The Group will vigorously negotiate or defend all claims but, in the absence of agreement, the amounts provided may prove to be different from the amounts at which the potential liabilities are finally settled.

Impairment reviews

As is required by International Accounting Standards, the Group carries out impairment reviews of its non-financial assets on an annual basis, or when indicators of impairment exist. Such reviews involve assessing the value in use of an asset or cash-generating unit (CGU) by reference to its estimated future cash flows, discounted to their present value. The judgements in relation to impairment reviews relate to the assumptions applied in calculating the value in use, and the future performance expectations.

Intangible assets – Capitalised Development costs

The Group business includes a significant element of research and development activity. Under accounting standards, principally IAS 38 “Intangible Assets”, there is a requirement to capitalise and amortise development expenditure to match costs to expected benefits from projects deemed to be commercially viable. The application of this policy involves the ongoing consideration by management of the forecasted economic benefit from such projects compared to the level of capitalised costs, together with the selection of amortisation periods appropriate to the life of the associated revenues from the product.

Such considerations made by management are a key judgement in preparation of the financial statements.

Accounting policies

Except as described below, the accounting policies applied are consistent with those of the financial statements for the year ended 31 December 2014, which are presented beginning on page F-10 of the proxy statement/prospectus filed by ARRIS International plc on September 15, 2015.

Taxes on income in the interim periods are accrued using the weighted average tax rate based on the tax rates expected to be applicable to expected annual earnings.

Changes in accounting policies

The Group has adopted the following new standards with a date of initial application of 1 January 2015:

•	Defined benefit plans: Employee contributions (amendments to IAS 19).

•	Annual improvements to IFRSs 2010 – 2012 and 2011 – 2013 cycles – various standards.

No standards, which were available for early adoption, but not yet mandatory, have been adopted in these condensed consolidated financial statements.

2.	SEGMENTAL REPORTING

In accordance with IFRS 8 “Operating Segments”, the chief operating decision-maker (“CODM”) has been identified as the Board of Directors which reviews internal monthly management reports, budget and forecast information to evaluate the performance of the business and make decisions.

The Group determines operating segments on the basis of Strategic Business Unit (“SBU”) areas, being the basis on which the Group manages its worldwide interests.

The Group has the following operating segments which are also reportable segments for the purpose of IFRS 8 as at 30 June 2015:

•	Pace Americas;

•	Pace International; and

•	Pace Networks.

Other amounts include unallocated central costs that are not classified as reportable segments under IFRS 8.

Performance is measured based on segmental adjusted EBITA, as included in the internal management information which is reviewed by the CODM. Adjusted EBITA is used to measure performance as management believes that such information is the most relevant in evaluating the results of certain segments, relative to other entities that operate within these industries.

Revenues disclosed below materially represent revenues to external customers and pricing is determined on an arm’s length basis. There are no material inter-segment transactions.

6 months ended 30 June 2015	Pace Americas $m	Pace International $m	Pace Networks $m	Other $m	Total $m
Segmental income statement
Revenues	638.2	267.3	173.1	—	1,078.6
Adjusted EBITA	74.1	24.7	45.3	(26.1)	118.0

Exceptional costs					(5.0)
Amortisation of other intangible assets					(24.3)
Net interest payable					(3.6)
Tax credit					0.3

Profit for the period					85.4

6 months ended 30 June 2014	Pace Americas $m	Pace International $m	Pace Networks $m	Other $m	Total $m
Segmental income statement
Revenues	675.7	348.2	115.0	—	1,138.9
Adjusted EBITA	62.6	49.0	16.2	(21.5)	106.3

Exceptional costs					(3.5)
Amortisation of other intangible assets					(27.7)
Net interest payable					(3.1)
Tax charge					(16.6)

Profit for the period					55.4

Year ended 31 December 2014	Pace Americas $m	Pace International $m	Pace Networks $m	Other $m	Total $m
Segmental income statement
Revenues	1,561.6	793.8	264.6	—	2,620.0
Adjusted EBITA	150.2	88.3	47.4	(44.8)	241.1

Exceptional costs					(7.3)
Amortisation of other intangible assets					(52.9)
Net interest payable					(5.2)
Tax charge					(27.7)

Profit for the period					148.0

Geographical analysis

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of customers.

Revenue by destination	6 months ended 30 June 2015 $m	6 months ended 30 June 2014 $m	Year ended 31 December 2014 $m
North America	704.9	699.0	1,635.6
Latin America	155.9	185.8	373.2
Europe	100.8	117.1	291.2
Rest of World	117.0	137.0	320.0

	1,078.6	1,138.9	2,620.0

The Group has four main revenue streams, being Set-top boxes (STB) and Media Servers, Gateways, Software and Services, and Networks. These revenue streams arise in each operating segment and are not defined by geographical locations.

The following table provides an analysis of the Group’s revenue streams according to those classifications.

	6 months ended 30 June 2015 $m	6 months ended 30 June 2014 $m	Year ended 31 December 2014 $m
Set-top boxes and Media Servers	748.4	893.9	2,003.5
Gateways	105.2	77.1	239.7
Software and Services	51.9	54.4	112.2
Networks	173.1	113.5	264.6

	1,078.6	1,138.9	2,620.0

3.	TAX CHARGE

	6 months ended 30 June 2015 $m	6 months ended 30 June 2014 $m	Year ended 31 December 2014 $m
Current tax charge
Charge for the period	13.8	19.2	31.9
Adjustment in respect of prior periods	(10.7)	—	(4.1)

Total current tax charge	3.1	19.2	27.8

Deferred tax charge / (credit)
Origination and reversal of temporary differences in the current period	4.7	(2.6)	(1.9)

Adjustment in respect of prior periods	(8.1)	—	1.8

Total deferred tax charge / (credit)	(3.4)	(2.6)	(0.1)

Total tax charge / (credit)	(0.3)	16.6	27.7

The tax charge is recognised using the best estimate of the weighted average annual effective tax rate expected for the full financial year. The estimated average annual tax rate used for the year ending 31 December 2014 is 21.7% (2013: 23.0%).

The adjustment in respect of prior periods results from the release of tax provisions following the closure of uncertain prior period tax positions and also the recognition of prior period tax assets relating to a range of items, the most significant being research and development tax credits now expected to be claimed.

4.	EXCEPTIONAL COSTS

	6 months ended 30 June 2015 $m	6 months ended 30 June 2014 $m	Year ended 31 December 2014 $m
ARRIS Group combination costs	2.8	—	—
Restructuring and reorganisation costs	1.3	0.7	1.5
Aborted acquisition costs	0.9	—	—
Acquisition and integration costs	—	2.8	5.8

	5.0	3.5	7.3

ARRIS Group combination costs relate to professional service fees in respect of the proposed combination of Pace plc and ARRIS Group. Restructuring and reorganisation costs relate to restructuring programmes within the Group and represent the costs of redundancy and associated professional fees. Aborted acquisition costs relate to professional service fees in respect of aborted acquisitions. Acquisition and integration costs include professional service fees in respect of the acquisition of Aurora Networks Inc, and subsequent integration costs in 2014.

5.	EARNINGS PER ORDINARY SHARE

The calculation of basic earnings per share is based on profit after tax of $85.4m (30 June 2014: $55.4m) divided by the weighted average number of ordinary shares in issue of 314,634,202 (30 June 2014: 311,916,677), excluding shares held by the Employee Benefit Trust.

Diluted earnings per ordinary share vary from basic earnings per ordinary share due to the effect of the notional exercise of outstanding share options. The diluted weighted average number of ordinary shares in issue during the period is calculated using the treasury stock method which accounts for the fact that not all options are wholly dilutive. The diluted number of qualifying ordinary shares was 324,866,655 (30 June 2014: 325,634,403).

6.	INTANGIBLE ASSETS

	Goodwill $m	Development Expenditure $m	Customer contracts and relationships $m	Technology and patents $m	Other $m	Other intangibles $m
Cost
At 31 December 2014	471.1	167.8	194.3	239.8	10.9	445.0
Additions	—	27.3	—	—	—	—
Exchange adjustments	(6.3)	(0.5)	—	—	—	—

At 30 June 2015	464.8	194.6	194.3	239.8	10.9	445.0

Amortisation
At 31 December 2014	—	82.8	95.8	133.2	7.8	236.8
Provided in the period	—	24.0	7.4	16.8	0.1	24.3
Exchange adjustments	—	—	(0.2)	(0.1)	—	(0.3)

At 30 June 2015	—	106.8	103.0	149.9	7.9	260.8

Net book value at 31 December 2014	471.1	85.0	98.5	106.6	3.1	208.2

Net book value at 30 June 2015	464.8	87.8	91.3	89.9	3.0	184.2

7.	INVENTORIES

	As at 30 June 2015 $m	As at 30 June 2014 $m	As at 31 December 2014 $m
Raw materials and consumable stores	37.7	24.7	38.3
Work-in-progress	1.0	4.0	—
Finished goods	198.9	137.6	129.7

	237.6	166.3	168.0

8.	TRADE AND OTHER RECEIVABLES

	As at 30 June 2015 $m	As at 30 June 2014 $m	As at 31 December 2014 $m
Trade receivables	530.1	513.0	843.2
Other receivables	41.5	26.3	57.0
Prepayments and accrued income	11.2	10.1	8.9

	582.8	549.4	909.1

9.	TRADE AND OTHER PAYABLES

	As at 30 June 2015 $m	As at 30 June 2014 $m	As at 31 December 2014 $m
Trade payables	615.4	508.9	825.4
Social security and other taxes	5.8	3.0	3.2
Other payables	12.1	12.3	19.1
Accruals and deferred income	70.8	91.3	86.9

	704.1	615.5	934.6

10.	DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

The Group’s financial instruments qualify for hedge accounting and have an asset fair value at the balance sheet date of $1.1m (31 December 2014: asset of $4.4m). They are disclosed within trade and other receivables. The carrying value is equivalent to the fair value.

The Group’s financial instruments, namely forward exchange contracts, have been determined to represent Level 2 instruments (appropriate where Level 1 quoted prices are not available but fair value is based on observable market data). Level 2 fair values for simple over-the-counter derivative financial instruments are based on broker quotes. Those quotes are tested for reasonableness by discounting expected future cash flows using a market interest rate for a similar instrument at the measurement date. Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Group entity and counterparty when appropriate. There were no transfers between levels during the period.

11.	PROVISIONS

	Royalties under negotiation $m	Warranties $m	Other $m	Total $m
At 31 December 2014	49.9	59.5	22.7	132.1
Charge for the period	4.1	16.0	—	20.1
Utilised	(3.8)	(11.5)	(13.1)	(28.4)
Transfer	—	0.6	(0.7)	(0.1)
Unused amounts reversed	(1.4)	(1.4)	(0.1)	(2.9)
Exchange adjustments	(0.9)	(0.8)	(0.2)	(1.9)

At 30 June 2015	47.9	62.4	8.6	118.9

Due within one year	—	27.1	6.2	33.3
Due after more than one year	47.9	35.3	2.4	85.6

Other provisions mainly relate to employee related obligations and exceptional restructuring provisions within the Group.

12.	BORROWINGS

The carrying value of the borrowings position is as follows:

	As at 30 June 2015 $m	As at 30 June 2014 $m	As at 31 December 2014 $m
Non-current liabilities
Bank term loans	215.1	256.7	237.8

Total	215.1	256.7	237.8

Current liabilities
Bank term loans	41.4	33.3	37.4
Bank revolving credit facility	—	—	—

Total	41.4	33.3	37.4

The face value of the borrowings is $217.0m (31 December 2014: $240.2m) in respect of bank term loans within non-current liabilities, $42.6m (31 December 2014: $38.8m) in respect of bank terms loans within current liabilities and $Nil (31 December 2014: $Nil) in respect of the bank revolving credit facility.

The difference between the face value amounts and the amounts in the above table is $1.9m (31 December 2014: $2.4m) in non-current liabilities and $1.2m (31 December 2014: $1.4m) in current liabilities which represents facility arrangement fees and interest costs.

13.	CONTINGENCIES

At present the Group is not a party in any legal proceedings in which the directors believe that is it probable that the resolution of such proceedings will result in a material liability for the Group. Currently there are legal proceedings against the Group in which it is asserted that certain of the Group’s products infringe third-party patents, but in each of those proceedings the Group does not believe that it is probable that the resolution of such proceedings will result in a material liability for the Group.